Exhibit 99.1

Contact:    Roger Hopkins, Chief Accounting Officer
Phone:     615-890-9100

NHI- Bickford Senior Living JV Breaking Ground on
Five New Senior Housing Communities

MURFREESBORO, Tenn. - (February 5, 2015) - National Health Investors, Inc. (NYSE: NHI) announced today its NHI-Bickford Senior Living joint venture will develop five senior housing communities in Illinois and Virginia. Construction is slated to start in early 2015 with openings planned for 2016. The total estimated project cost is $55 million.

Each community will consist of 60 private-pay assisted living and memory care units managed by Bickford Senior Living. The communities are projected to yield double-digit returns at stabilization.

"We are excited to continue the successful execution of the joint venture's growth plan,” said Justin Hutchens, NHI’s CEO & President. “Bickford's management expertise and NHI's financial strength combine effectively to create value for our shareholders."

“It’s exciting to continue growing the number of seniors we serve,” said Joe Eby, President of Bickford Senior Living. “NHI shares our core purpose of ‘enriching happiness’ in the lives of our residents. Having a financial partner who thinks like an operator frees us to focus on improving operations every day.”

These five communities are part of the previously announced agreement between NHI and Bickford Senior Living to construct eight communities. The first three, all in Indiana, opened in 2014. Once completed, the NHI-Bickford joint venture will be comprised of 36 communities in eight states. Construction will be funded with borrowings on NHI’s revolving credit facility.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities and specialty hospitals. For more information, visit www.nhireit.com.

About Bickford Senior Living
Bickford Senior Living manages and operates 49 Independent Living, Assisted Living, and Memory Care branches throughout the country and has experience in constructing over 150 of these types of communities for various owners. The company was created when owners, Don & Judie Eby, were unable to find a quality assisted living residence for their mother, Mary Bickford who was diagnosed with Alzheimer’s disease.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.